Exhibit 99.1

THE TILE SHOP REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

— 10.1% Comparable Store Sales Growth in Fourth Quarter and 12.4% for Full Year 2013 —

— Company Opens Eight Stores in the Fourth Quarter —

— Reiterates 2014 Revenue and EPS Guidance —

February 20, 2014 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its fourth quarter ended December 31, 2013.

Net sales grew 25.2% to $57.8 million for the quarter ended December 31, 2013 compared with $46.2 million in sales for the fourth quarter of 2012. The $11.6 million increase in sales was driven by an increase in comparable store sales of 10.1% or $4.7 million, and incremental net sales of $6.9 million from stores not included in the comparable stores base. The Company sales results were impacted late in the fourth quarter, as previously communicated, due harsh winter weather conditions in important markets. The effect of the weather reduced both traffic and the Company’s ability to receive and fulfill order deliveries in the quarter.

For the quarter, Adjusted EBITDA was $9.4 million compared to $12.0 million in the same period of the prior year. The Company’s Adjusted EBITDA excludes any costs associated with the previously disclosed independent investigation and other non-recurring items, as further described in “Non-GAAP Financial Measures” below. The non-recurring costs incurred in the fourth quarter 2013 were $0.9 million.

“We have made significant investments in the Company in 2013 including the opening of 20 new stores, a new distribution and manufacturing facility and additional corporate infrastructure, all of which are necessary and valuable for the future of the Company,” stated Robert Rucker, Chief Executive Officer. “While we made progress in strengthening The Tile Shop brand and infrastructure this past year, we recognize that we have more work in 2014 and beyond. We continue to firmly believe that as our new stores mature, the Company will return to the historical levels of profitability.”

For the year ended December 31, 2013 net sales improved 25.7% to $229.6 million, compared to $182.7 million for the comparable period last year. Comparable store sales growth for 2013 was 12.4% on top of a 7.1% increase in 2012. Adjusted EBITDA increased 7.2%, or $3.7 million, to $54.3 million for the full year 2013. Adjusted EBITDA as a percentage of sales was 23.7% in 2013 and 27.7% in 2012.

See the “Adjusted EBITDA” table and “Non-GAAP Financial Measures” section below for a reconciliation of Adjusted EBITDA to net income.

Adjusted EBITDA ($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012

Net income (loss)	$1,423	$(35,812)	$(35,660)	$(46,887)
Interest expense	712	626	2,581	1,252
Income taxes	906	2,297	11,942	(2,002)
Change in fair value warrants	-	40,357	54,219	82,063
Depreciation and amortization	4,162	2,987	14,316	10,530
Deferred compensation expense	-	-	-	3,897
Non-recurring equity related and other unusual costs	940	400	2,216	400
Stock-based compensation	1,289	1,118	4,680	1,381
Adjusted EBITDA	$9,432	$11,973	$54,294	$50,634

Income from operations was $3.0 million and as a percentage of sales was 5.1% in the fourth quarter 2013, compared to $7.5 million and 16.1%, respectively, in the quarter ended December 31, 2012. Income from operations for the year was $33.1 million, compared to $34.4 million in 2012.

The Company opened eight new stores in the fourth quarter, six stores in new markets (Danbury, CT; Norwalk, CT; San Antonio, TX; Oklahoma City, OK; Tulsa, OK; Shrewsbury, MA) and two stores in existing markets (Lynbrook, NY; and North Plainfield, NJ). The Company increased the store base by almost 30% by opening 20 stores in 2013, seven in existing markets and 13 in new markets. Two additional stores have been opened year-to-date 2014.

Pro-Forma Non-GAAP Information

The Company presents pro–forma, non-GAAP net income to provide useful information to investors regarding the Company’s normal operating performance. Pro-forma, non-GAAP net income excludes non-cash change in fair value of warrants, non-recurring equity related transaction costs, other items (including special investigation costs) , deferred compensation expense, and includes a pro-forma adjustment for income tax expense as if the Company had been a "C" corporation for all periods (at an assumed combined effective tax rate of 40%).

On a pro-forma non-GAAP basis, net income for the quarter would have been $2.0 million, compared to $4.3 million in the comparable prior year period. Pro-forma non-GAAP earnings per basic and diluted share for the quarter ended December 31, 2013 would have been $0.04 and $0.04 per share, based on 51.0 million and 51.7 million weighted average shares outstanding, respectively. Pro-forma non-GAAP earnings per basic and diluted share for the quarter ended December 31, 2012 would have been $0.10 and $0.09 per share, based on 42.6 million and 47.5 million weighted average shares outstanding, respectively.

Pro-forma non-GAAP net income for the year ended December 31, 2013, would have been $19.6 million, as compared to pro-forma non-GAAP net income of $22.5 million for the year ended December 31, 2012. Pro-forma non-GAAP earnings per basic and diluted share for the year ended December 31, 2013 totaled $0.40 and $0.39 per share based on weighted average shares of 49.6 million and 50.4 million pro-forma weighted average shares outstanding, respectively. Pro-forma non-GAAP earnings per basic and diluted share for the year ended December 31, 2012 would have been $0.53 and $0.51 per share, based on 42.6 million and 44.0 million weighted average shares outstanding.

See the “Pro-forma Non-GAAP Net Income” table and the “Non-GAAP Financial Measures” section below for a reconciliation of non-GAAP to GAAP earnings.

Pro-forma Non-GAAP Net Income ($ in thousands, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012

Reported income (loss) before income taxes	$2,329	$(33,515)	$(23,718)	$(48,889)
Change in fair value warrants	-	40,357	54,219	82,063
Deferred compensation expense	-	-	-	3,897
Non-recurring equity related and other unusual costs	940	400	2,216	400
Pro-forma non-GAAP net income before taxes	3,269	7,242	32,717	37,471
Pro forma provision for income taxes	1,308	2,897	13,087	14,989
Pro-forma non-GAAP net income	$1,961	$4,345	$19,630	$22,482

(1) Weighted average basic shares outstanding	50,997,746	42,643,409	49,600,396	42,562,617
(1) Weighted average diluted shares outstanding	51,700,356	47,525,035	50,362,417	43,958,564
Basic earnings per share	$0.04	$0.10	$0.40	$0.53
Diluted earnings per share	$0.04	$0.09	$0.39	$0.51

(1) Pro-forma weighted average shares assume the merger occurred at the beginning of 2012.

Financial Guidance

The Company is providing initial expectations for 2014, based on past performance, anticipated new store openings and current economic conditions. Guidance includes the anticipated impact from challenging weather in key markets in January 2014 which resulted in the temporary loss of selling days at select locations in three important markets.

For the full year ended December 31, 2014 the Company expects:

Guidance Range
Net sales ($ in millions)	$285 to $295
Comparable Store Sales	5% to 7%
Earnings per share	$0.43 to $0.47
*assuming 70% gross margins and 51.9 million fully diluted shares outstanding
New stores	20

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, February 20, 2014. Participants may access the live webcast by visiting the Company’s investor relations website at www.tileshop.com. The call can also be accessed by dialing (877) 407-3892, or (201) 493-6780 for international participants. The replay of the call will be available from approximately 8:00 p.m. Eastern Time on February 20, 2014 through midnight Eastern Time on March 6, 2014. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13575780. The archive of the webcast will be available on the Company’s Web site for a limited time.

Additional details can be located in the filing at www.tileshop.com under the Financials – SEC Filings section of its Legal/Investors – Investor Relations page.

About Tile Shop Holdings and The Tile Shop

The Company is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Company operates 90 stores in 28 states, with an average size of 23,000 square feet. The Company also sells its products on its website, www.tileshop.com.

Non-GAAP Financial Measures

We calculate Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting interest expense, income taxes, depreciation and amortization, non-cash change in fair value of warrants, non-recurring items including equity related transaction costs, other items (including special investigation costs), deferred compensation expense, and stock based compensation expense. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Pro-forma, non-GAAP net income excludes non-cash change in fair value of warrants, non-recurring equity related transaction costs, other items (including special investigation costs) , deferred compensation expense, and includes a pro-forma adjustment for income tax expense as if the Company had been a "C" corporation for all periods (at an assumed combined effective tax rate of 40%).

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plans, expected financial performance of new stores, the benefits of the Company’s operating model, and expected future cash flows. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings Inc and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except share data)
As of December 31, 2013 and December 31, 2012

	(Unaudited)	(Audited)
	December 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$1,761	$2,987
Restricted cash	985	-
Trade receivables, net	1,198	1,009
Inventories	67,756	46,890
Prepaid inventory	4,311	6,051
Income tax receivable	9,528	2,529
Deferred tax assets - current	3,588	9,364
Other current assets, net	2,577	2,983
Total current assets	91,704	71,813
Property, plant and equipment, net	125,317	82,080
Deferred tax assets	23,291	20,865
Other assets, net	2,457	1,316
TOTAL ASSETS	$242,769	$176,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,867	$14,968
Current portion of long term debt	3,590	3,860
Other accrued liabilities	13,528	10,880
Deferred compensation	-	6,171
Total current liabilities	39,985	35,879
Long-term debt, net	91,646	69,310
Capital lease obligation, net	1,161	1,420
Deferred rent	25,560	18,583
Warrant liability	-	95,645
Other long-term liabilities	4,554	-
TOTAL LIABILITIES	162,906	220,837

Stockholders’ equity:
Common stock, par value 0.0001; authorized: 100,000,000 shares; issued: 51,229,720 and 43,177,822 shares	5	4
Additional paid-in-capital	169,719	9,434
Preferred stock, par value $0.001; authorized 10,000,000 shares; issued 0 shares	-	-
Accumulated deficit	(89,861)	(54,201)
Total stockholders’ equity	79,863	(44,763)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$242,769	$176,074

Tile Shop Holdings Inc and Subsidiaries
Consolidated Statements of Income
($ in thousands, except share data)
(Unaudited)

($ in thousands, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Net sales	$57,806	$46,187	$229,564	$182,650
Cost of sales	18,050	12,602	68,755	49,626
Gross profit	39,756	33,585	160,809	133,024
Selling, general and administrative expenses	36,780	26,109	127,731	94,716
Deferred compensation expense	-	-	-	3,897
Income from operations	2,976	7,476	33,078	34,411
Interest expense	712	626	2,581	1,252
Change in value of warrants	-	40,357	54,219	82,063
Other income (expense)	65	(8)	4	15
Income (loss) before income taxes	2,329	(33,515)	(23,718)	(48,889)
(Provision for) benefit from income taxes	(906)	(2,297)	(11,942)	2,002
Net income (loss)	$1,423	$(35,812)	$(35,660)	$(46,887)

Weighted average basic shares outstanding	50,997,746	42,643,409	49,600,396	35,837,609
Weighted average diluted shares outstanding	51,700,356	-	-	-
Basic earnings per share	$0.03	$(0.84)	$(0.72)	$(1.31)
Diluted earnings per share	$0.03	$-	$-	$-

Pro forma computation related to conversion to C Corporation for income tax purposes

Historical income (loss) before income taxes				$(48,889)
Pro forma benefit (provision) for income taxes				(13,270)
Pro forma net income (loss)				$(62,159)

Weighted average basic shares outstanding				42,562,617
Weighted average diluted shares outstanding				-
Basic and diluted earnings (loss) per share				$(1.46)

Contacts:

Investors and Media: Brad Cohen: 763-852-2988 investorrelations@tileshop.com